Exhibit 99.1

Martin Fichtner joins Intapp board of directors

PALO ALTO, Calif., November 8, 2022 — Intapp (NASDAQ: INTA), a leading provider of cloud software for the global professional and financial services industry, announced today that Martin Fichtner had been elected to join the company’s board of directors, effective November 15, 2022. Fichtner currently serves as Head of West Coast (U.S.A.) and Deputy Head of Technology & Consumer at Temasek, a global investment company.

“Martin’s deep understanding of both the needs of private equity investors and the digital transformation opportunity for investors and advisors as an industry will be extremely valuable to us and our clients,” said John Hall, CEO of Intapp. “We’re excited to welcome him to the board as we accelerate adoption of our industry cloud platform designed to meet the needs of partner-led firms.”

“Over the years, I’ve seen the need for technology solutions designed specifically for investors and advisors grow, and I’m looking forward to applying my experience and insights to support Intapp in serving the professional and financial services industry,” said Fichtner.

Prior to his current role at Temasek, Fichtner served as Managing Director of Silver Lake Kraftwerk, where he focused on technology investments in energy and resource sectors. He was a Principal and founding member of Elevation Partners, overseeing private equity investments in online media, entertainment, and consumer-related technology sectors. Prior to Elevation Partners, Fichtner invested in core IT sectors as an associate at Silver Lake. He began his investing career at Goldman Sachs.

About Intapp

Intapp makes the connected firm possible. We provide cloud software solutions that address the unique operating challenges and regulatory requirements of the global professional and financial services industry. Our solutions help more than 2,150 of the world’s premier private capital, investment banking, legal, accounting, and consulting firms connect their most important assets: people, processes, and data. As part of a connected firm, professionals gain easy access to the information they need to win more business, increase investment returns, streamline deal and engagement execution, and strengthen risk management and compliance. For more information, visit intapp.com and connect with us on Twitter (@intapp) and LinkedIn.

Media Contact:

Ali Robinson, Global Media Relations Director

Intapp, Inc.

ali.robinson@intapp.com

678-909-0703